DAVIS ACCOUNTING GROUP, P.C.
A Certified Public Accounting Firm
1957 West Royal Hunte Drive, Suite 150, Cedar City, Utah 84720
(435) 865-2808 • FAX (435) 865-2821

Mr. Haim Perlstein, Chief Executive Officer and Director
Best Care, Inc.
811 Chicago Avenue, Suite 803
Evanston, IL 60022

Dear Mr. Perlstein,

CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation in the Registration Statement of Best Care, Inc. on Form SB-2 of our report on the financial statements of the Company as its registered independent auditors dated December 7, 2006, as of and for the period ended November 30, 2006. We further consent to the reference to us in the section on Experts.

Respectfully submitted,

/s/ Davis Accounting Group P.C.

Cedar City, Utah,
December 21, 2006.